Exhibit 10.1

EXECUTION VERSION

TRANSACTION SUPPORT AGREEMENT

This TRANSACTION SUPPORT AGREEMENT (as amended from time to time, this “Agreement”) is made and entered into as of April 18, 2016 by and among (i) Foresight Energy LLC, a Delaware limited liability company (“Borrower”), certain subsidiaries of Borrower, and Foresight Energy LP, a Delaware limited partnership (collectively, the “Partnership”) and (ii) each of the banks and financial institutions from time to time party hereto (each a “Consenting Lender”, collectively, the “Consenting Lenders”).  The Partnership and the Consenting Lenders shall each be referred to as a “Party” and collectively as the “Parties.”

Except as otherwise set forth herein, each capitalized term used but not otherwise defined herein shall have the meaning ascribed to such term in the term sheet titled “Foresight Energy LLC Third Amended and Restated Credit Agreement Summary of Principal Terms and Conditions”, attached hereto as Exhibit A, which term sheet and all exhibits, schedules and annexes thereto are expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as may be amended, supplemented or modified from time to time in accordance with the terms hereof, the “Amendment Term Sheet”).

RECITALS

WHEREAS, the Borrower entered into that certain Second Amended and Restated Credit Agreement dated as of August 12, 2010 and amended and restated as of August 23, 2013, with Citibank, N.A. (the “Administrative Agent”), the lenders party thereto (the “Lenders”) and the guarantors party thereto (as amended, the “Credit Agreement”, and loans and commitments under such Credit Agreement, the “Debt”, and claims related to such Debt, collectively, the “Debt Claims”, it being understood that Secured Cash Management Agreements (as that term is defined in the Credit Agreement) shall not constitute Debt Claims for purposes of this Agreement);

WHEREAS, the Borrower and Foresight Energy Finance Corporation (collectively, the “Issuers”) are party to that certain Indenture, dated as of August 23, 2013, with Wilmington Savings Fund Society, FSB (the “Trustee”), the holders thereunder (the “Noteholders”) and the guarantors party thereto (as amended, the “Notes Indenture”, and such notes issued under such Notes Indenture, the “Notes” and claims related to such Notes, collectively, the “Note Claims”);

WHEREAS, the Consenting Lenders, the Partnership, certain Noteholders and certain other parties in interest (collectively, the “Transaction Parties”) have engaged in arm’s-length, good faith discussions regarding a restructuring of the Partnership’s indebtedness and other obligations, including the Partnership’s indebtedness and obligations under the Notes Indenture and the Credit Agreement; and

WHEREAS, each Party desires to amend and restate the Credit Agreement (the “Amendment”) on the terms set forth in the Amendment Term Sheet and enter into the various agreements and transactions in furtherance of a global restructuring of the Partnership’s indebtedness (the “Transaction”), substantially on the terms set forth in the term sheet, attached hereto as Exhibit B, which term sheet and all exhibits, schedules and annexes thereto are expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as may be amended, supplemented or modified from time to time in accordance with this Agreement, the “Transaction Term Sheet” and, together with the Amendment Term Sheet, the “Term Sheets”).

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

1.Commitment of the Partnership.

Subject to the Partnership’s fiduciary duties under applicable law and governing documents, as of the TSA Effective Date (as defined below), and for so long as the Termination Date (as defined below) has not occurred, the Partnership agrees to:

a.	support the Transaction, including the Amendment, as contemplated under this Agreement and the Term Sheets;
b.

implement and consummate the Transaction, including the Amendment, in a timely manner and take any and all commercially reasonable and appropriate actions in furtherance of the Transaction and the Amendment as contemplated under this Agreement and the Term Sheets;

c.

negotiate in good faith with the Consenting Lenders the Amendment and other definitive documents that are contemplated in the Amendment Term Sheet and/or that are necessary or desirable for the consummation of the Amendment (collectively, the “Definitive Documents”), which shall contain provisions that are consistent with this Agreement, the Term Sheets, and such other provisions as are agreed to by the Required Lenders (as that term is defined in the Credit Agreement) and the Partnership (it being understood and agreed that any terms therefore contained in the Amendment Term Sheet shall be deemed to be so acceptable);

d.

negotiate in good faith with (i) the Consenting Lenders and other Transaction Parties regarding the terms and conditions of, and the other definitive documents for, the Transaction, including in connection with the Note Claims arising under the Indenture and the claims arising under the Receivables Financing Agreement dated as of January 13, 2015 (as amended, the “A/R Securitization”), by and among Foresight Receivables LLC, PNC Bank, National Association, and the lenders and guarantors party thereto, as applicable, on terms consistent with the Transaction Term Sheet and (ii) any third party creditors and contract counterparties (in each case unaffiliated with the Partnership) as may be necessary or appropriate under the circumstances in furtherance of the Transaction and in the exercise of the Partnership’s fiduciary duties to maximize value for the Partnership; provided that such definitive documents shall contain provisions that are consistent with the Term Sheets and shall otherwise be reasonably satisfactory to the Required Lenders (as that term is defined in the Credit Agreement) to the extent such documents directly impact the Consenting Lenders;

e.	obtain any and all required regulatory and third-party approvals for the Transaction, including the Amendment;
f.

not directly or indirectly (i) seek, solicit, support, encourage, propose, assist, consent to, or participate in any discussions regarding the negotiation or formulation of any proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets, or restructuring of the Partnership other than the Transaction (including the Amendment) (each, an “Alternative Proposal”), (ii) publicly announce its intention not to pursue the Transaction and/or the Amendment or (iii) take any other action that is inconsistent with, or that would reasonably be expected to prevent, interfere with or delay the proposal, solicitation, confirmation, or consummation of the Transaction and/or the Amendment;

g.	take no actions inconsistent with this Agreement or the Term Sheets;
h.	at the request of any Consenting Lender, promptly deliver to such Lender a list of all Consenting Lenders and appropriate contact information for such Consenting Lenders; and
i.

provide the Consenting Lenders or their professional advisors with reasonable access to management upon reasonable notice and keep the Consenting Lenders reasonably apprised of any material adverse developments regarding the Partnership’s business operations.

2.Commitment of Consenting Lenders.

As of the TSA Effective Date, and for so long as the Termination Date has not occurred, each Consenting Lender (severally and not jointly) agrees to:

a.	support the Transaction, including the Amendment, as contemplated under this Agreement and the Term Sheets;
b.

implement and consummate the Transaction, including the Amendment, in a timely manner and take any and all commercially reasonable and appropriate actions in furtherance of the Transaction and the Amendment as contemplated under this Agreement and the Term Sheets; provided, however, that such actions shall be limited to review and negotiation of the applicable Definitive Documents and execution of the same;

c.

execute, enter into and take any other steps necessary to consummate (including seeking the Administrative Agent’s acknowledgement of), and not take any action or commence any proceeding to oppose or seek any modification of, the

Amendment or the Definitive Documents, and not exercise or seek to exercise any rights (including rights of acceleration or payment) or remedies or assert or bring any claims under or with respect to the Debt or the Credit Agreement against the Partnership that is inconsistent with this Agreement or the Term Sheets;

d.

negotiate in good faith with (i) the Partnership and, as necessary, the other Transaction Parties the Amendment and the Definitive Documents (each of which shall be consistent in all material respects with this Agreement or the Amendment Term Sheet, as applicable, or otherwise in form and substance reasonably acceptable to the Partnership and the Required Lenders (as that term is defined in the Credit Agreement) (it being understood and agreed that any terms therefor contained in the Amendment Term Sheet shall be deemed to be acceptable) and (ii) if required by any such Consenting Lender, any third parties and/or contract counterparties (in each case unaffiliated with the Consenting Lenders) as may be necessary or appropriate under the circumstances in furtherance of the Transaction; and

e.

not directly or indirectly (i) seek, solicit, support, propose, assist, encourage, tender any of its Debt Claims held in any applicable capacity for, consent to, or participate in any discussions regarding the negotiation or formulation of any Alternative Proposal, (ii) publicly announce its intention not to pursue the Amendment or (iii) take any other action that is inconsistent with, or that would reasonably be expected to prevent, interfere with or delay the proposal, solicitation, confirmation, or consummation of the Transaction or the Amendment; provided, that nothing contained herein shall prevent the Consenting Lenders from discussing in the ordinary course the Credit Agreement, related loan documents, or matters related thereto with the Administrative Agent or other Lenders;

provided that except as expressly provided herein, this Agreement and all communications and negotiations among the Transaction Parties with respect hereto or any of the transactions contemplated hereunder are without waiver or prejudice to such Parties’ rights and remedies and the Parties hereby expressly reserve all claims, defenses and positions that they may have with respect to each other; and provided further that, except as otherwise expressly set forth in this Agreement, the foregoing provisions will not limit the rights of any Party to appear and participate as a party in interest in any matter to be adjudicated in any case under the Bankruptcy Code (or otherwise) concerning the Partnership.  For the avoidance of doubt, each Consenting Lender agrees to support the Transaction, including the Amendment, as set forth herein solely in its capacity as a Lender under the Credit Agreement and not in any other capacity, including as a provider of treasury services to the Partnership or a lender or contract counterparty under any of the Partnership’s other financing or contractual arrangements, and references to Debt Claims herein shall not be deemed to include claims arising in such other capacities.

3.Representations and Warranties.

a.	Representations and Warranties of Consenting Lenders. Each Consenting Lender identified on the signature pages hereto as a holder of Debt, represents and warrants on a several (but not joint) basis to the Partnership, that the following are true, correct, and complete as of the TSA Effective Date (or such later date on which a Consenting Lender becomes a party to this Agreement by executing and delivering a Joinder Agreement (as defined below)):

i.

Organization; Authority.  Such Consenting Lender, if an entity, is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation.  Such Consenting Lender has all requisite power and authority to execute and deliver this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

ii.	Binding Obligation. This Agreement constitutes the legally valid and binding obligation of such Consenting Lender, enforceable against it in accordance with its terms.
iii.

No Other Representations; No Reliance.  Except for (a) the representations and warranties made by the Partnership in this Agreement, (b) the representations and warranties made in the Credit Agreement as of the date thereof (as such representations and warranties are modified or supplemented by that certain compliance certificate dated March 23, 2016), and (c) the good faith statements and representations made by the Partnership in materials posted to the Lenders in connection with negotiation of the Transaction and the Amendment, no party has made to such Consenting Lender any express or implied representation or warranty with respect to the Partnership or its subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and such Consenting Lender hereby disclaims any such other representations or warranties. Subject to the foregoing exceptions, such Consenting Lender is not relying upon any warranty or representation by, or information from, the Partnership of any sort, oral or written, except the warranties and representations expressly set forth in this Agreement.  In particular, and without limiting the generality of the foregoing, such Consenting Lender acknowledges that no representation and warranty is made hereunder with respect to any financial projection.

iv.

Ownership; Control.  Such Consenting Lender (A) either (i) is the sole beneficial owner of the principal amount of Debt and, as applicable, other interests in the Partnership set forth on its signature page hereto, or (ii) has sole investment or voting discretion with respect to the principal amount of such Debt and, if applicable, other interests in the Partnership set forth on its signature page and has the power and authority to bind the beneficial owner(s) of such Debt and, if applicable, other interests in the Partnership to the terms of this Agreement as such terms relate to the Debt and, if applicable, such other interests and (B) has full power and authority to act on behalf of, vote, and consent to matters concerning such Debt and, if applicable, other interests in the Partnership as set forth on its signature page and to dispose of, exchange, assign, and transfer such Debt and, if applicable, such other interests in the Partnership, including the power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

b.	Representations and Warranties of the Partnership. The Partnership represents and warrants to each Consenting Lender that the following are true, correct, and complete as of the TSA Effective Date:
i.

Indebtedness. As of April 14, 2016, the aggregate outstanding indebtedness (x) under the Credit Agreement is $656.8 million, comprised of $352.5 million of borrowings under the revolving credit facility, $297.8 million of principal amount of term loans, and $6.5 million in letters of credit, (y) under the Notes Indenture is $600 million, and (z) under the A/R Securitization is $20.0 million, and such amounts (together with accrued interest and fees thereon) are outstanding and justly and truly owing by the Borrower without defense, offset or counterclaim.

ii.	Financial Condition. The financial condition of the Partnership has not materially and adversely changed from that set forth in the Form 10-K for the year ended December 31, 2015.
iii.

Organization; Authority.  The Partnership is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.  The Partnership has all requisite power and authority to, and all necessary action on such entity’s part has been taken to authorize it to, execute and deliver this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.

iv.

Binding Obligation.  This Agreement is the legally valid and binding obligation of the Partnership and is enforceable against the Partnership in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

v.

Governmental Consents.  Except as expressly provided in this Agreement, the execution, delivery, and performance by it of this Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state, or other governmental authority or regulatory body other than the Securities Exchange Commission.

vi.

Review; Fiduciary Duties.  The Partnership acknowledges that it has reviewed this Agreement and has decided to enter into this Agreement on the terms and conditions set forth in the exercise of its fiduciary duties.

vii.

Other Agreements.  The management services agreement between the Partnership and Murray American Coal, Inc. is in full force and effect and no notice of breach or termination has been received by the Partnership, nor is the Partnership aware of any reason for any such notice.

4.Covenants of the Parties.

a.

Subject to the terms and conditions hereof, as of the TSA Effective Date and for so long as the Termination Date has not occurred, and unless compliance is waived in writing by the Required Consenting Lenders (as defined herein), the Partnership agrees as follows:

i.

it shall use its commercially reasonable efforts to (A) complete and satisfy the conditions necessary to consummate the Transaction, including the Amendment, as contemplated under this Agreement within the timeframes contemplated under Section 7 herein; and (B) take any and all necessary and appropriate actions in furtherance of the Transaction and the Amendment as contemplated under the Term Sheet;

ii.

it shall cooperate fully with the Consenting Lenders and their respective advisors and shall promptly provide updates to such parties (and promptly respond to any written or oral requests) regarding (A) any potential bankruptcy proceeding to be commenced by the Partnership (including but not limited to issues related to valuation of the Partnership or its assets, asset disposition, bankruptcy-related costs and expenses and creditor recoveries); (B) any contingency planning or any other material actions to be taken by or agreements to be entered into by the Partnership; and (C) any discussions or negotiations regarding any of the foregoing;

iii.

it shall enter into a transaction support agreement or similar agreement substantially in the form of this Agreement in support of the Transaction on or before May 6, 2016 with Noteholders holding at least 66.67% of the principal amount of the Notes;

iv.	subject to the Partnership’s fiduciary duties under applicable law and governing documents, it shall take no actions inconsistent with this Agreement or the Term Sheets; and
v.

if the Partnership receives an unsolicited proposal or expression of interest in undertaking an Alternative Proposal, the Partnership shall, within 24 hours of the receipt of such proposal or expression of interest, notify the Consenting Lenders of the receipt thereof, with such notice to include the material terms thereof, including the identity of the person, entity or group of persons or entities involved, and the Partnership shall not enter into any confidentiality agreement with party proposing an Alternative Proposal unless such party consents in advance to identifying and providing to the

Consenting Lenders (under a reasonably acceptable confidentiality agreement) the information contemplated herein.
b.

Subject to the terms and conditions hereof, as of the TSA Effective Date and for so long as the Termination Date has not occurred, and unless compliance is waived in writing by the Partnership, each Consenting Lender (severally and not jointly) agrees as follows:

i.

it shall use its commercially reasonable efforts to (A) support, complete, and satisfy the conditions necessary to consummate the Transaction and the Amendment as contemplated under this Agreement and the Term Sheets within the timeframes contemplated under Section 7; (B) take any and all necessary and appropriate actions in furtherance of the Transaction and the Amendment as contemplated under the Term Sheets; and (C) to the extent required by such Consenting Lender, obtain, file, submit or register any and all required regulatory and/or third-party filings, approvals, registrations or notices that are necessary or advisable to implement and consummate the Transaction and the Amendment;

ii.	it shall take no actions inconsistent with this Agreement or the Term Sheets; and
iii.	it shall execute and deliver the Definitive Documents to which it is to be a party, consummate the Amendment contemplated thereby and perform its obligations thereunder.

5.Transfer of Debt or Other Interests in the Partnership.

As of the TSA Effective Date and until and unless the Termination Date has occurred, no Consenting Lender shall assign or otherwise transfer (“Transfer”) any Debt Claims or other rights and obligations under the Credit Agreement (including all or a portion of its commitments and the loans at the time owing to it), and any purported Transfer shall be null and void and without effect, unless the transferee is a Party to this Agreement or has executed a Joinder Agreement, the form of which is attached hereto as Exhibit C, prior to the time any such Transfer is effective and delivered a copy thereof to the Partnership in accordance with the notice provisions set forth herein. Any Transfer that does not comply with the foregoing shall be deemed void ab initio and each Party hereto shall have the right to enforce the voiding of such Transfer.  Any Consenting Lender that effectuates a Transfer in compliance with the terms hereof shall have no liability under this Agreement arising from or related to the failure of the transferee to comply with the terms of this Agreement.  This Agreement shall in no way be construed to preclude any Consenting Lender from acquiring additional Debt or other claims against or interests in the Partnership; provided that any such additional Debt shall, upon acquisition, automatically be deemed to be subject to all the terms of this Agreement.

Notwithstanding anything to the contrary set forth in this Section 5, (i) the foregoing provisions shall not preclude any Consenting Lender from settling or delivering any Debt Claims to settle any confirmed transaction pending as of the date of such Consenting Lender’s entry into this Agreement (subject to compliance with applicable securities laws and it being understood that such Debt Claims so acquired and held shall be subject to the terms of this Agreement),  (ii) a Qualified Marketmaker that acquires any Debt Claims from a Consenting Lender with the purpose and intent of acting as a Qualified Marketmaker for such Debt Claims shall not be required to execute and deliver to counsel a Joinder Agreement or otherwise agree to be bound by the terms and conditions set forth in this Agreement if such Qualified Marketmaker transfers such Debt Claims (by purchase, sale, assignment, participation, or otherwise) within five (5) business days of its acquisition to a Consenting Lender or permitted transferee and the Transfer otherwise is a permitted Transfer, including that such transferee delivers an executed Joinder Agreement to the Partnership no later than two (2) business days after consummation of the Transfer; and (iii) to the extent any Party is acting solely in its capacity as a Qualified Marketmaker, it may Transfer any ownership interests in the Debt Claims that it acquires from a Lender that is not or has not been a Consenting Lender to a transferee that is not a Consenting Lender at the time of such Transfer without the requirement that the transferee be or become a signatory to this Agreement or execute a Joinder Agreement.

As used herein, “Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Partnership (or enter with customers into long and short positions in claims against the Partnership), in its capacity as a dealer or market maker in claims against the Partnership and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

6.Amendment Fee.

On the effective date of the Amendment, Borrower shall pay an amendment fee to each Consenting Lender that has executed this Agreement and the Amendment in an aggregate amount equal to (i) 1.00% of such Consenting Lender’s Revolving Credit Commitment (as that term is defined in the Credit Agreement) after giving effect to the reduction of such commitment as contemplated in the Amendment Term Sheet and, without duplication, (ii) 1.00% of all Revolving Loans, Term Loans, Swing Line Loans and L/C Obligations (as each term as defined in the Credit Agreement) owed to such Consenting Lender after giving effect to the modifications contemplated in the Amendment Term Sheet.

7.Termination.

This Agreement shall terminate (a) at any time by the mutual written consent of the Partnership and the Required Consenting Lenders, (b) automatically upon the occurrence of the event set forth in (iv) hereof, unless waived or otherwise agreed to by the Required Consenting Lenders, (c) automatically upon the occurrence of the event set forth in (iii) hereof, unless waived or otherwise agreed to by Required Consenting Lenders constituting Required Lenders (as that term is defined in the Credit Agreement), (d) automatically upon the occurrence of any of the events set forth in (i), (ii), (v) or (xv) hereof, unless waived or otherwise agreed to by each Consenting Lender, (e) automatically, three (3) business days’ after the occurrence of any of the events set forth in (vi) – (ix) hereof, unless waived or otherwise agreed to by the Required Consenting Lenders, and (f) by the Partnership or the Required Consenting Lenders, as

applicable, upon three (3) business days’ written notice delivered in accordance herewith of the occurrence of an event set forth in (x) – (xiv) hereof, unless subsequently waived or otherwise agreed to by the Partnership or the Required Consenting Lenders, as applicable (each of the following events, a “Termination Event”):

Automatic Termination - Immediate.

i.

the Partnership consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Partnership or any substantial part of the property of the Partnership;

ii.	the Partnership commences a voluntary case filed under the Bankruptcy Code;
iii.	the Partnership fails to consummate the Transaction, including the Amendment, on or before July 15, 2016;
iv.	the Transaction is consummated on the effective date thereof;

Automatic Termination – After Three Business Days.

v.	the commencement of an involuntary case against the Partnership under the Bankruptcy Code (as defined below);
vi.	the Partnership receives written notice from the Administrative Agent of the occurrence of any Event of Default pursuant to section 8.01(a) of the Credit Agreement;
vii.

the Partnership proposes or supports an Alternative Proposal, publicly announces its intention to pursue such an Alternative Proposal, or otherwise exercises its fiduciary duties under applicable law or its governing documents;

viii.

the Partnership fails to enter into a transaction support agreement or similar agreement substantially in the form of this Agreement with Noteholders holding at least 66.67% of the principal amount of the Notes in support of the Transaction on or before May 6, 2016;

ix.

(x) the forbearance agreement dated January 27, 2016 (as amended, extended or otherwise modified from time to time) with certain lenders (the “Consenting A/R Lenders”) in respect of the A/R Securitization is terminated or is otherwise no longer in effect or (y) any other transaction support agreement or similar agreement entered into by the Partnership and any of the other Transaction Parties (other than the Lenders) in support of the Transaction terminates or is otherwise no longer in effect;

Termination Upon Three Business Days’ Notice.

x.

any of the Definitive Documents or other documents in respect of the Transaction are inconsistent with the material terms and conditions set forth in the Term Sheets or this Agreement in a manner that is adverse to the Consenting Lenders;

xi.

any material breach by the Partnership of any of its other obligations under this Agreement, including any modifications or amendments to the Term Sheets that are not made in accordance with the terms hereof, or any agreement governing the Transaction or failure by the Partnership to satisfy the terms and conditions of the Term Sheets in any material respect, and, in the case of any such breach that is curable, such breach has not been cured within three (3) business days of any such occurrence;

xii.

the forbearance agreement dated December 18, 2015 (as amended, extended or otherwise modified from time to time) with certain Noteholders in respect of the Notes Indenture is terminated or is otherwise no longer in effect;

xiii.

the occurrence of any Event of Default under section 8.01 of the Credit Agreement after the TSA Effective Date based on events occurring after the TSA Effective Date (but excluding section 8.01(a) thereof and any Event of Default in respect of financial covenants as set forth in section 7.11 thereof);

xiv.

the Partnership or the Required Consenting Lenders deliver written notice of termination following any court of competent jurisdiction or other competent governmental or regulatory authority issuing a final, nonappealable order making illegal or otherwise restricting, preventing, or prohibiting the Transaction in a material way that cannot be reasonably remedied by the Parties; provided, that in no case shall the Partnership or the Required Consenting Lenders be entitled to terminate this Agreement pursuant to this Section 7 (xiv) if (A) such Party’s failure to comply with this Agreement was the primary reason that such order was entered or such restriction, prevention, or prohibition imposed or (B) such Party requested or commenced the action that led to such order; and

Outside Date.

xv.	the Partnership fails to consummate the Transaction, including the Amendment, on or before November 4, 2016.

The date on which the Agreement terminates shall be referred to as the “Termination Date” and the provisions of this Agreement and the Term Sheets shall terminate on the Termination Date, except as otherwise provided in this Agreement, unless, prior to the Termination Date, the Termination Event is waived, amended or modified in writing on the terms set forth in this Section 7.  The first paragraph of this Section 7 and clause (xv) of this Section 7 shall not be amended without the consent of each Consenting Lender.

Upon the Termination Date, (i) this Agreement shall forthwith become void and of no further force or effect, (ii) each Party shall (except as otherwise expressly provided in this

Agreement) be immediately be released from its commitments, obligations, undertakings, and agreements under or related to this Agreement, (iii) there shall be no liability or obligation on the part of any Party under this Agreement, and (iv) each Party shall have all the rights and remedies that it would have had and shall be entitled to take all actions that it would have been entitled to take had it not entered this Agreement; provided that in no event shall any such termination relieve a Party from (A) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination and (B) obligations under this Agreement which by their terms expressly survive termination of the Agreement.

8.Specific Performance.

It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief, including attorneys’ fees and costs, as a remedy of any such breach without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy to which such non-breaching Party may be entitled at law or in equity; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy; and provided, further, that other than with respect to the remedy of specific performance, the liability of each Consenting Lender hereunder is subject to section 10.04 of the Credit Agreement.

9.Relationship Among Parties.

Notwithstanding anything herein to the contrary, the duties and obligations of the Parties under this Agreement shall be several and not joint.  It is understood and agreed that any Consenting Lender may trade in the Debt Claims or other debt or equity securities of the Partnership without the consent of the Partnership, subject to applicable securities laws and Section 5 hereof.  No Party hereto shall have any responsibility with respect to the Transfer of any of the Debt by any other entity by virtue of this Agreement.  No prior history, pattern or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. The Consenting Lenders hereby represent and warrant that they have no agreement, arrangement or understanding with respect to acting together for the purpose of acquiring, holding, voting or disposing of any equity securities of the Partnership and do not constitute a “group” within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended.  No action taken by a Consenting Lender pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Consenting Lenders are in any way acting in concert or as such a “group”.  For the avoidance of doubt, the execution of this Agreement by any Consenting Lender shall not create, or be deemed to create, any fiduciary or other duties (actual or implied) to any other Consenting Lender other than as expressly set forth in this Agreement.

10.Entire Agreement; Prior Negotiations.

This Agreement, including the Term Sheets, constitutes the entire agreement of the Parties and supersedes all prior agreements (oral or written), negotiations, and documents reflecting such prior negotiations between and among the Parties (and their respective advisors), with respect to the subject matter hereof, except for any confidentiality agreements heretofore executed between or among any of the Parties, which shall continue in full force and effect.

11.Conflicts.

In the event of any conflict among the terms and provisions of (i) either of the Term Sheets and (ii) this Agreement, the terms and provisions of the applicable Term Sheet shall control. In the event of any conflict among the terms and provisions of (i) the Amendment Term Sheet and (ii) the Transaction Term Sheet, the terms and provisions of the Amendment Term Sheet shall control. Notwithstanding the foregoing, nothing contained in this Section 11 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

12.Survival.

Notwithstanding the termination of this Agreement pursuant to Section 7 hereof, the acknowledgements, agreements and obligations of the Parties in this Section 12 and Sections 9 and 22 hereof (and any defined terms used in any such Sections), and the proviso in the last paragraph of Section 7, shall survive such termination and shall continue in full force and effect in accordance with the terms hereof.

13.Amendments and Waivers.

a.

Except as otherwise provided herein, this Agreement (but not the Term Sheets) may not be modified, amended, supplemented or waived without the prior written consent of the Partnership and the Required Consenting Lenders.  As used in this Agreement, “Required Consenting Lenders” means the Consenting Lenders holding more than 50% in aggregate outstanding principal amount of the Debt Claims that are held by all Consenting Lenders (excluding any Consenting Lenders who may be affiliates of the Partnership) as of the date of determination.  No course of dealing between or among the Parties shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement. In determining whether any consent or approval has been given or obtained by the Required Consenting Lenders, the Debt held by any Consenting Lenders that is, at the time of determination, in material breach of its covenants, obligations or representations under this Agreement shall be excluded from such determination.

b.

No amendment, modification or supplement to (i) the Amendment Term Sheet or (ii) this Section 13(b) shall be effective without the prior written consent of Consenting Lenders constituting “Required Lenders”, “Required Revolving Lenders” and “each Lender”, as applicable, as each of those terms is defined in the Credit Agreement and as proscribed by section 10.01 of the Credit Agreement.

c.

No material amendment, modification or supplement to the Transaction Term Sheet that is adverse to the Lenders shall be effective without the prior written consent of Consenting Lenders constituting “Required Lenders” as that term is defined in the Credit Agreement and as proscribed by section 10.01 of the Credit

Agreement; provided, however, that upon execution of a transaction support agreement or similar agreement with Noteholders holding at least 66.67% of the principal amount of the Notes, the Partnership may replace the Transaction Term Sheet attached hereto as Exhibit B with a long-form term sheet documenting the terms set forth therein without the consent of the “Required Lenders”, unless such term sheet includes modifications, amendments or supplements that are materially inconsistent with the Transaction Term Sheet annexed hereto in a manner that is adverse to the Lenders.

14.Independent Analysis.

Each Consenting Lender hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it deemed appropriate.

15.Cooperation; Further Assurances.

The Parties shall cooperate with each other in good faith and shall coordinate their activities with each other (to the extent practicable and subject to the terms hereof) in respect of (a) all matters concerning the drafting and execution of the Definitive Documents and the implementation of the Transaction and the Amendment, and (b) the pursuit and support of the Transaction and the Amendment.  The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, from time to time, to effectuate the agreements and understandings of the Parties, whether the same occurs before or after the date of this Agreement.

16.GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401), WITHOUT REGARD TO ANY CONFLICTS OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

17.WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18.Consent to Jurisdiction.

Each of the Parties hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of (a) the Delaware Court of Chancery (and any state appellate court therefrom within the State of Delaware), the United States District Court for the District of Delaware and any appellate court from any thereof or, if either such court declines to accept jurisdiction over a particular matter, any other state or federal court in Delaware generally, or (b) the United States District Court for the Southern District of New York and any appellate court from any thereof or, if either such court declines to accept jurisdiction over a particular matter, any other state or federal court in New York generally, in any action or proceeding arising out of or relating to this Agreement or the Credit Agreement, or for recognition or enforcement of any judgment arising therefrom, and further irrevocably and unconditionally agrees that all claims arising out of or relating to this Agreement or the Credit Agreement brought by them shall be brought, and shall be heard and determined, exclusively in the aforementioned Delaware or New York courts. Each Party irrevocably waives any objection as to venue or inconvenient forum.  Each Party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

19.TSA Effective Date; Conditions to Effectiveness.

This Agreement shall become effective and binding upon each of the Parties at 12:01 a.m. prevailing Eastern Time on the date on which all of the following conditions are satisfied (the “TSA Effective Date”):

a.	the Consenting Lenders shall have received duly executed signature pages for this Agreement signed by the Partnership;
b.

the Partnership shall have received duly executed signature pages for this Agreement from Consenting Lenders constituting “Required Lenders” and “Required Revolving Lenders”, as each of those terms is defined in the Credit Agreement; and

c.	each of the representations and warranties made by the Partnership in Section 3 hereof or elsewhere in this Agreement shall be true and correct as of the TSA Effective Date.

Upon the TSA Effective Date, the Term Sheets shall be deemed effective for the purposes of this Agreement, and thereafter the terms and conditions therein may only be amended, modified, waived, or otherwise supplemented as set forth in Section 13.

20.No Solicitation.

Notwithstanding anything to the contrary, this Agreement is not and shall not be deemed to be an offer for the issuance, purchase, sale, exchange, hypothecation, or other transfer of securities or a solicitation of an offer to purchase or otherwise acquire securities for purposes of the Securities Act and the Securities Exchange Act.

21.Third-Party Beneficiary.

The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

22.Successors and Assigns; Severability.

Except as otherwise provided in this Agreement, this Agreement is intended to bind and inure to the benefit of each of the Parties and each of their respective successors, assigns, heirs, executors, administrators and representatives.  If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect, provided, however, that nothing in this Section 22 shall be deemed to amend, supplement or otherwise modify, or constitute a waiver of, any Termination Event.

23.Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by electronic mail (in “.pdf” or “.tif” format), facsimile or otherwise, which shall be deemed to be an original for the purposes of this Agreement.

24.Headings.

The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement.

25.No Waiver of Participation and Preservation of Rights.

Except as provided in this Agreement, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair, or restrict the ability of each of the Lenders to (i) protect and preserve its rights, remedies, and interests, including, but not limited to, its claims against any other Party and any liens or security interests it may have in any assets of the Partnership, (ii) purchase, sell or enter into any transactions in connection with the Debt, subject to the restrictions provided for herein in respect of such Transfers, (iii) enforce any right under the Credit Agreement, subject to the terms hereof, (iv) consult with other Consenting Lenders, the Partnership or any other Transaction Party, or (v) enforce any right, remedy, condition, consent or approval requirement under this Agreement or in any of the Definitive Documents.  Without limiting the foregoing sentence in any way, if this Agreement is terminated in accordance with its terms for any reason (other than consummation of the Transaction), the Parties each fully and expressly reserve any and all of their respective rights, remedies, claims, defenses and interests, subject to Sections 7 and 8 in the case of any claim for breach of this Agreement arising prior to termination.

26.Consideration.

The Parties hereby acknowledge that no consideration, other than that specifically described herein and in the Term Sheet and the Definitive Documents shall be due or paid to any Party for its agreement to support the Transaction in accordance with the terms and conditions of this Agreement.

27.Interpretation.

This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner.  Any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion of this Agreement, shall not be effective in regard to the interpretation of this Agreement.

28.Several, Not Joint, Claims.

The agreements, representations, warranties and obligations of the Parties to this Agreement are, in all respects, several and not joint.

29.Notices.

All notices, requests, demands, document deliveries and other communications hereunder shall be deemed given if in writing and delivered, if sent by email, facsimile, courier or by registered or certified mail (return receipt requested) to the following addresses, email addresses and facsimile numbers (or at such other addresses, email addresses or facsimile numbers as shall be specified by like notice):

If to the Partnership, to counsel at the following address:

Foresight Energy LP

211 North Broadway, Suite 2600

Saint Louis, MO  63102

Attn: Rashda Buttar, General Counsel

Email: rashda.buttar@foresight.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Facsimile:  (212) 492-0158

Attn:  Kelley A. Cornish, Alice Belisle Eaton and Lauren Shumejda

Email: kcornish@paulweiss.com, aeaton@paulweiss.com, lshumejda@paulweiss.com

If to any Consenting Lender, to the address set forth on its signature page.

[Remainder of page intentionally left blank]

Exhibit 10.1

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers or other agents, solely in their respective capacity as officers or other agents of the undersigned and not in any other capacity, as of the date first set forth above.

FORESIGHT ENERGY LLC By:/s/ Robert D. Moore Name:Robert D. Moore Title:President and Chief Executive Officer

[signature page to Transaction Support Agreement]

GUARANTORS:

FORESIGHT ENERGY FINANCE CORPORATION

By: /s/ Robert D. Moore
Name: Robert D. Moore Title: President and Chief Executive Officer

FORESIGHT ENERGY SERVICES LLC

By: /s/ Robert D. Moore
Name: Robert D. Moore Title: President and Chief Executive Officer

FORESIGHT COAL SALES LLC

By: /s/ Robert D. Moore
Name: Robert D. Moore Title: President and Chief Executive Officer

FORESIGHT SUPPLY COMPANY LLC

By: /s/ Robert D. Moore
Name: Robert D. Moore Title: President and Chief Executive Officer

HILLSBORO ENERGY LLC

By: /s/ Robert D. Moore

2

Name: Robert D. Moore Title: President and Chief Executive Officer

MACOUPIN ENERGY LLC

By: /s/ Robert D. Moore
Name: Robert D. Moore Title: President and Chief Executive Officer

OENEUS LLC D/B/A SAVATRAN LLC

By: /s/ Robert D. Moore
Name: Robert D. Moore Title: President and Chief Executive Officer

SUGAR CAMP ENERGY, LLC

By: /s/ Robert D. Moore
Name: Robert D. Moore Title: President and Chief Executive Officer

WILLIAMSON ENERGY, LLC

By: /s/ Robert D. Moore
Name: Robert D. Moore Title: President and Chief Executive Officer

AMERICAN CENTURY MINERALS LLC

By: /s/ Robert D. Moore
Name: Robert D. Moore Title: President and Chief Executive Officer

3

AMERICAN CENTURY TRANSPORT LLC

By: /s/ Robert D. Moore
Name: Robert D. Moore Title: President and Chief Executive Officer

FORESIGHT ENERGY LP

By: /s/ Robert D. Moore
Name: Robert D. Moore Title: President and Chief Executive Officer

[signature page to Transaction Support Agreement]

4

AGREED BY EACH OF THE
FOLLOWING PARTIES:

[                     ]

Authorized Signatory:

By:
Name: Title:

Aggregate Principal Amount of Debt under the Credit Agreement: $_______________________

Name and Address of Contact for Notices:

Name:
Address:
Facsimile:
Email:

[signature page to Transaction Support Agreement]

5

Exhibit 10.1

EXECUTION VERSION

EXHIBIT A

Amendment Term Sheet

CONFIDENTIAL
TERM SHEET

Foresight Energy LLC
Third Amended and Restated Credit Agreement

Summary of Principal Terms and Conditions

Set forth below is a summary of the principal terms and conditions for the amendment and restatement of the Second Amended and Restated Credit Agreement dated as of August 23, 2013 among Foresight Energy LLC, the letter of credit issuing banks party thereto, the lenders party thereto and Citibank, N.A., as administrative agent and collateral agent (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”).  This summary does not purport to summarize all the terms, conditions, representations and other provisions with respect to the amendment and restatement of the Existing Credit Agreement, which, to the extent not specified herein, will be set forth in the Third Amended and Restated Credit Agreement and include additional corrections and modifications to reflect the operational and strategic requirements of the Borrower and its subsidiaries, as may be mutually agreed by the parties, and to include LSTA contractual bail-in language.  Any capitalized terms used herein and not otherwise defined shall have the meanings give such terms in the Existing Credit Agreement.

Borrower:	Foresight Energy LLC, a Delaware limited liability company (the “Borrower”).
Agent:	Citibank, N.A., as administrative agent and collateral agent for the Senior Facilities (in such capacities, the “Agent”).
Senior Facilities:

(A) Senior secured term loans in an aggregate outstanding principal amount of $[297.8 million] (the “Term Facility” and the loans thereunder, the “Term Loans”), subject to any reductions prior to the Effective Date (as defined below) as a result of prepayments by the Borrower (including any amortization payments).

(B) A senior secured revolving credit facility in an aggregate principal amount of $475 million (reflecting a decrease of $75 million from the Existing Credit Agreement on the Effective Date (the “Revolving Facility Reduction”)) (together with the swingline facility referred to below, the “Revolving Facility” and, together with the Term Facility, the “Senior Facilities”), under which the Borrower may borrow loans from time to time (the “Revolving Loans”).

Transactions:

On the closing date of the Amended and Restated Credit Agreement (the “Effective Date”): (i) the Amended and Restated Credit Agreement shall become effective, (ii) the closing of the offer to exchange Senior Notes for Convertible Notes and Second Lien Notes shall occur, (iii) the other transactions contemplated by the Transaction Support Agreement to occur on such date shall occur, and (iv) fees and expenses related to the foregoing, including the Amendment Fee, shall be paid.

Letter of Credit and Swingline Subfacilities:	Same as Existing Credit Agreement.
Incremental Facilities:	No future Incremental Facilities will be permitted under the Credit Agreement.
Purpose:

Same as Existing Credit Agreement, except that the proceeds of Revolving Loans shall not be permitted to be used to pay accrued and unpaid interest on the Senior Notes (including as of the Effective Date) that are being exchanged for Convertible Notes or Second Lien Notes (each as defined below).

Refinancing Facilities:	Same as Existing Credit Agreement.
Interest Rates:

The interest rates, Revolving Facility commitment fees and letter of credit fees will be calculated in the same manner as in the Existing Credit Agreement; provided that the Applicable Rates as to interest rate margins (and the Letter of Credit Fee based on the Applicable Rate for Eurocurrency Rate Revolving Loans) shall be increased by 1.00% per annum as set forth in Annex I.  The Revolving Facility commitment fee and letter of credit fronting fee levels shall remain unchanged.

Amendment Fee:

Lenders that execute the Transaction Support Agreement (or their permitted successors and assigns thereunder) will receive on the Effective Date an amendment fee in an amount equal to 1.00% of the aggregate principal amount of their respective Term Loans and Revolving Facility commitments under the Credit Agreement as of the Effective Date (after giving effect to the Revolving Facility Reduction) (the “Amendment Fee”).

Default Rate:	Same as Existing Credit Agreement.

2

Letters of Credit:	Same as Existing Credit Agreement. Any Letters of Credit outstanding under the Existing Credit Agreement as of the Effective Date shall be deemed to be outstanding under the Credit Agreement.
Final Maturity and Amortization:

Same as Existing Credit Agreement (i.e., (i) the Term Facility will mature on August 23, 2020, and will amortize in equal quarterly installments in an amount equal to 0.25% of the original aggregate principal amount of the Term Loans on August 23, 2013, with the balance payable on the maturity date of the Term Facility; and (ii) the Revolving Facility will mature and the commitments thereunder will terminate on August 23, 2018), except that (x) the Revolving Facility will be subject to the mandatory commitment reduction and (y) the Term Loans will have the benefit of the Excess Cash Flow Sweep, in each case as described below under “Mandatory Prepayments and Commitment Reductions”.

Guarantees and Collateral:

Same as Existing Credit Agreement.

For the avoidance of doubt, the Collateral will be subject to second priority Liens securing the Convertible Notes and the Second Lien Notes and any Refinancing Indebtedness in respect thereof, which junior Liens shall be subject to a customary silent second intercreditor agreement (the “Second Lien Intercreditor Agreement”), materially consistent with the term sheet attached as Schedule 1.

Mandatory Prepayments and Commitment Reductions:

Same as Existing Credit Agreement, except:

(i) the excess cash flow prepayment provision in the Existing Credit Agreement shall be replaced by a new provision providing that, in respect of each of (x) the second half of fiscal year 2016 and (y) fiscal year 2017, 50% of Excess Cash Flow (to be defined in a manner consistent with the Existing Credit Agreement with such modifications mutually agreed by the parties) for such period shall be used to prepay the Term Loans (the “Excess Cash Flow Sweep”); provided that any voluntary prepayment of Term Loans made during each such period shall be credited against excess cash flow prepayment obligations for such period on a dollar-for-dollar basis;

(ii) the aggregate commitments under the Revolving Facility shall be reduced on a pro rata basis on December 31, 2016 to $450 million, without premium or penalty; and

(iii) Section 2.05(c)(i)(A) of the Existing Credit Agreement shall be revised to include a reference to Section 7.05(r).

3

Voluntary Prepayments and Reductions in Commitments:	Same as Existing Credit Agreement (i.e., all Loans may be prepaid without prepayment premium, subject to customary breakage provisions).
Representations and Warranties:

Same as Existing Credit Agreement, except that (i) any representations and warranties that refer to the Amendment Effective Date (the effective date of the second amendment and restatement) will refer to the Effective Date, (ii) the representation and warranty that there has not been a Material Adverse Effect shall be measured from the last day of the most recently ended fiscal quarter for which financial statements have been delivered prior to the Effective Date and (iii) for purposes of any representations and warranties that are qualified by Material Adverse Effect, “Material Adverse Effect” shall exclude the effect of matters directly arising from or otherwise specifically related to the Hillsboro complex, including any combustion event at, and subsequent idling of, the Hillsboro mine and any contracts related thereto.

Conditions Precedent to Effective Date:

Customary for transactions of this type, and in addition, will include:

(i) the substantially concurrent consummation of the Transaction (as defined in the Transaction Support Agreement);

(ii) evidence of the effectiveness of amendments and waivers of the Receivables Financing Agreement dated January 13, 2015 among Foresight Receivables, LLC, as borrower, the Borrower, certain Subsidiaries of the Borrower, the lenders party thereto and PNC Bank, National Association, as agent, as amended (the “Receivables Financing Agreement”);

(iii) evidence of the effectiveness of amendments and waivers to certain other Indebtedness of the Loan Parties;

(iv) execution and delivery of the Second Lien Intercreditor Agreement;

(v) the Borrower shall have paid to the Agent, for the account of the Lenders entitled thereto, the Amendment Fee; and

(vi) the receipt by each Lender at least three (3) Business Days prior to the Effective Date, to the extent requested by such Lender at least ten (10) Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the PATRIOT Act.

4

Conditions Precedent to all Subsequent Borrowings:	Same as Existing Credit Agreement.
Affirmative Covenants:

Same as Existing Credit Agreement, except that (i) as an additional requirement, within 30 days after the end of each of the first two months of each fiscal quarter, the Borrower shall provide to the Agent for distribution to those Lenders that are not Public Lenders an unaudited monthly management consolidated balance sheet and income statement of the Borrower and its Subsidiaries (in a form consistent with the Borrower’s current practice and, for the avoidance of doubt, subject to normal quarterly or year-end adjustments and the absence of footnotes) and (ii) the requirement that audit opinion not be qualified by a “going concern” or like qualification or exception shall not apply to the financial statements of the Borrower delivered for the fiscal year ended December 31, 2015.

5

6

Negative Covenants:

Same as Existing Credit Agreement, except:

(i) the Indebtedness covenant shall be modified to (A) permit the incurrence of (1) up to $300 million aggregate principal amount of second lien senior convertible notes with a term no greater than one year and with an interest rate not in excess of 15% per annum, payable in kind (the “Convertible Notes”), plus additional principal amounts resulting from any Refinancing Indebtedness in respect thereof, provided, that any such Refinancing Indebtedness (i) shall have a maturity date no earlier than 91 days after the maturity date of the Second Lien Notes, (ii) shall not require payment of interest in cash, and (iii) may only be secured by a lien junior in right of priority to the lien securing the Second Lien Notes, and (2) up to $300 million aggregate principal amount of second lien senior secured notes due August 2021 with an interest rate per annum not in excess of (i) 9% per annum in cash for the first two years and 10% per annum in cash thereafter, plus (ii) 1% per annum payable in kind (the “Second Lien Notes”), plus, in each case, additional principal amounts resulting from the capitalization of accrued and unpaid interest on the Senior Notes at the Effective Date, any paid in kind interest after the Effective Date and any Refinancing Indebtedness in respect thereof, provided that any lien securing such Refinancing indebtedness shall be junior in right of priority to the lien securing the Facilities, (B) correct the cross-reference in clause (l) thereof to refer to Section 7.01(c) of the Credit Agreement and (C) add the following sentence:  “The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any indebtedness in the form of additional indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles and the payment of dividends on preferred stock or Disqualified Equity Interests in the form of additional shares of the same class of preferred stock or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Equity Interests for purposes of this Section 7.02.”;

(ii) the Lien covenant shall be modified to permit junior priority Liens on the Collateral to secure the obligations under the Convertible Notes and the Second Lien Notes and any Refinancing Indebtedness in respect thereof, which Liens shall be subject to the Second Lien Intercreditor Agreement;

(iii) the Restricted Payment covenant shall be modified to (A) prohibit any Restricted Payments by the Borrower during fiscal year 2016, (B) prohibit Restricted Payments (other than permitted Tax Distributions and TRA Distributions described in clause (C) below) from January 1, 2017 until the later to occur of (x) June 30, 2018 and (y) the refinancing of the Revolving Facility and (C) permit Tax Distributions and TRA Distributions by the Borrower during fiscal years 2017 and 2018, provided that Tax Distributions related to cancellation of debt income shall be capped at $15 million per fiscal year;

(iv) the debt prepayment covenant shall be modified to expressly permit (A) the prepayment or redemption of the Convertible Notes in connection with the exercise by Murray Energy Holdings Co., a Delaware corporation, and/or its subsidiaries of the option to purchase 46% of the equity interests of Foresight Energy GP LLC (the “Murray Option”); provided that such prepayment or redemption may only be consummated with the proceeds of (i) an equity issuance, (ii) a capital contribution or (iii) an incurrence of indebtedness that is unsecured or ranks junior to the Second Lien Notes, does not have any cash interest payments and matures later than the Second Lien Notes, (B) any redemption in respect of any Senior Notes not participating in the exchange offer and permit the satisfaction and discharge of the indenture governing the Senior Notes, (C) the conversion of the Convertible Notes into Equity Interests of Foresight Energy LP in accordance with their terms and (D) any permitted refinancing of Indebtedness with Refinancing Indebtedness or the proceeds of Qualified Equity Interests;

(v)  the transactions with Affiliates covenant will be modified to permit the transactions to occur concurrently with the effectiveness of the Credit Agreement on the Effective Date;  and

(vi) an anti-hoarding covenant prohibiting borrowings of Revolving Loans (but not the issuance of letters of credit) under the Revolving Facility if unrestricted cash of the Borrower exceeds $35 million will be added to the Credit Agreement and apply so long as any Revolving Loans are outstanding.

Financial Covenants:

The Consolidated Interest Coverage Ratio financial covenant in Section 7.11(a) of the Existing Credit Agreement and the Senior Secured Leverage Ratio financial covenant in Section 7.11(b) of the Existing Credit Agreement will be amended so as to apply to both the Revolving Facility and the Term Facility.  Section 8.01(b) will also be modified to reflect such change.  Following the Effective Date, any amendment of, or waiver or consent with respect to, Section 7.11 will also require the consent of the Required Lenders.

The applicable ratios will be as follows:

(i) The Consolidated Interest Coverage Ratio covenant levels will remain the same as in the Existing Credit Agreement.

(ii) The Senior Secured Leverage Ratio will be reset as follows:

	Fiscal Quarter Ending	Maximum Senior Secured Leverage Ratio
	Second Quarter 2016 through Fourth Quarter 2016	3.80 : 1.00
	First Quarter 2017 through Fourth Quarter 2017	4.00 : 1.00
	First Quarter 2018 through Fourth Quarter 2018	3.80 : 1.00
	First Quarter 2019 through Fourth Quarter 2019	3.50 : 1.00
	First Quarter 2020 through Fourth Quarter 2020	3.25 : 1.00

7

“Consolidated EBITDA” will be modified to add an addback for any costs, fees and expenses in connection with the contemplated transactions, the change of control litigation, any redemption of the Convertible Notes, exercise of the Murray Option and any related transactions and any restructuring of the Borrower and its Subsidiaries, including the fees and expenses of restructuring advisors.

Synergy and Conflicts Committee and CFO:

Affiliate transactions in excess of a materiality threshold to be agreed upon shall be subject to the review and approval of a Synergy and Conflicts Committee.

A CFO that is not affiliated with either Murray Energy Corp. or Foresight Reserves LP shall be appointed by the independent members of the Board; provided that Alix Partners or another restructuring advisor selected by the Board shall be authorized to act as a restructuring advisor reporting to the CEO, to perform such function as generally required of an interim CFO and to provide such reporting support and advice to the Board as is appropriate and necessary.

8

Events of Default:

Same as Existing Credit Agreement, except that in connection with the Change of Control Event of Default, the definition of “Permitted Holders” shall be revised as set forth below and expressly permit the exercise of the Murray Option and the redemption of the Convertible Notes and related transactions.

“Permitted Holder” means, collectively, (a) (i) Chris Cline and his children and other lineal descendants, Robert E. Murray, Brenda L. Murray, Robert Edward Murray (son), Jonathan Robert Murray and Ryan Michael Murray (or any of their estates, or heirs or beneficiaries by will); (ii) the spouses or former spouses, widows or widowers and estates of any of the Persons referred to in clause (i) above; (iii) any trust having as its sole beneficiaries one or more of the persons listed in clauses (i) and (ii) above; and (iv) any Person a majority of the voting power of the outstanding Equity Interest of which is owned by one or more of the Persons referred to in clauses (i), (ii) or (iii) above, (b) Murray Energy Holdings Co., a Delaware corporation, and its Subsidiaries (“Murray Energy”) and any investor that participates with Murray Energy in the exercise of the Murray Option, (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Persons referenced in clauses (a) and (b) above, collectively, have beneficial ownership of more than 50% of the total voting power of the voting units or stock of the Borrower or any Parent thereof, (d) Foresight Reserves L.P. and (e) the General Partner.

On the Effective Date, the Required Lenders will also waive the Defaults and Events of Default specified in (i) the Notice of

Events of Default and Reservation of Rights delivered by Agent to Borrower dated December 9, 2015, (ii) the notice of payment default delivered by Borrower to the Agent dated February 16, 2016, and (iii) that certain Compliance Certificate in respect of the period ending December 31, 2015 delivered to the Agent on March 23, 2016, and any other Defaults or Events of Default (other than any payment Default or Event of Default) continuing immediately prior to the consummation of the Transactions.

Unrestricted Subsidiaries:	Same as Existing Credit Agreement.
Voting:	Same as Existing Credit Agreement.
Cost and Yield Protection:	Same as Existing Credit Agreement.
Assignments and Participations:	Same as Existing Credit Agreement
Non-Pro Rata Discounted Voluntary Prepayments:	Same as Existing Credit Agreement.
Expenses and Indemnification:	Same as Existing Credit Agreement.
Governing Law and Forum:	New York.
Counsel to Agent:	Shearman & Sterling LLP
Indentures:

The covenants and event of defaults in the indentures governing the Second Lien Notes and Convertible Notes shall in no event be more restrictive than the corresponding covenants and events of default set forth in the Credit Agreement as in effect on the date hereof.  For the avoidance of doubt, the Second Lien Notes and Convertible Notes shall not have a financial maintenance covenant.

9

ANNEX I

Applicable Rate

The first clause of the definition of Applicable Rate in Section 1.01 of the Credit Agreement (prior to the proviso therein) will be amended and restated as follows:

“Applicable Rate” means (a) in the case of Term Loans, (i) 5.50% per annum for Eurocurrency Rate Loans and (ii) 4.50% per annum for Base Rate Loans and (b) in the case of the Revolving Loans and Swing Line Loans, the applicable percentage per annum set forth below determined by reference to the Consolidated Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate for Revolving Loan and Swing Line Loans
Level	Consolidated Net Leverage Ratio	Eurocurrency Rate Loans and Letters of Credit	Base Rate Loans	Commitment Fee
I	< 2.50 to 1.00	3.50%	2.50%	0.50%
II	≥2.50 : 1.00 but < 3.00 : 1.00	3.75%	2.75%	0.50%
III	≥3.00 : 1.00 but < 4.00 : 1.00	4.00%	3.00%	0.50%
IV	≥4.00 : 1.00 but < 5.00 : 1.00	4.25%	3.25%	0.50%
V	≥5.00 : 1.00	4.50%	3.50%	0.50%

provided that (a) the Applicable Rate will be determined as of the last day of the immediately preceding fiscal quarter, (b) the Applicable Rate determined for any Adjustment Date (including the first Adjustment Date) shall remain in effect until a subsequent Adjustment Date for which the Consolidated Net Leverage Ratio falls within a different level, and (c) if the financial statements and related Compliance Certificate for any fiscal period are not delivered by the date due pursuant to Sections 6.01 and 6.02, the Applicable Rate shall be set at Level V until the date of delivery of such financial statements and Compliance Certificate, after which the Applicable Rate shall be based on the Consolidated Net Leverage Ratio set forth in such Compliance Certificate.

Annex I-1

Schedule 1

Intercreditor Term Sheet

EXHIBIT B

Transaction Term Sheet

CONFIDENTIAL

Foresight: Intercreditor Agreement Term Sheet

Reference is made to (i) that certain Credit Agreement, dated as of August 12, 2010, amended and restated on December 15, 2011 and August 23, 2013, and amended by Incremental Amendment No. 1 dated as of May 27, 2015, and as further amended, amended and restated, modified or supplemented in connection with the Restructuring (as defined below) and from time to time (the “First Lien Credit Agreement”), between Foresight Energy LLC (the “Borrower”) and certain other parties; and (ii) (A) certain second lien senior convertible notes (the “Second Lien Convertible Notes”) to be issued by [_______] (the “Issuer”), and (B) certain second lien senior secured notes (the “Second Lien Secured Notes” and, together with the Second Lien Convertible Notes, the “Second Lien Notes”) to be issued by the Issuer, all of which Second Lien Notes will be guaranteed by, among others, the Borrower and secured by a junior lien on the Collateral (as defined below).

“Restructuring”  means the transactions related to the restructuring of outstanding indebtedness of the Borrower and its affiliates arising as a result of the occurrence of certain events of default thereunder, including, without limitation, indebtedness outstanding under the First Lien Credit Agreement and under the Senior Notes (as defined in the First Lien Credit Agreement).  For purposes of this term sheet, the Facilities (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement (and the facilities provided in any refinancings, substitutions, extensions or replacements thereof) are herein referred to collectively as the “First Lien Credit Facility” and the First Lien Credit Facility together with the Second Lien Notes (and any refinancings, substitutions, extensions or replacements thereof) are referred to herein individually as a “Debt Facility” and collectively as the “Debt Facilities”.  Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the First Lien Credit Agreement as in effect as of the date hereof.

Parties:

(i)Citibank, N.A., as administrative agent (in such capacity, together with its successors and permitted assigns in such capacity, the “First Lien Administrative Agent”) and as collateral agent (in such capacity, together with its successors and permitted assigns in such capacity, the “First Lien Collateral Agent”) under the First Lien Credit Agreement.

(ii)[___] as trustee for the Second Lien Convertible Notes (in such capacity, together with its successors and permitted assigns in such capacity, the “Second Lien Convertible Notes Trustee”),  [___] as trustee for the Second Lien Senior Notes (in such capacity, together with its successors and permitted assigns in such capacity, the “Second Lien Secured Notes Trustee” and, together with the Second Lien Convertible Notes Trustee, the “Second Lien Trustees”) and [______] as collateral trustee (in such capacity, together with its successors and permitted assigns in such capacity, the “Second Lien Collateral Agent”) for the Second Lien Notes.

(iii)The Borrower under the First Lien Credit Agreement.

(iv)Each guarantor under the First Lien Credit Agreement (each, individually, a “First Lien Guarantor”). NTD: For the avoidance of doubt, the Issuer and the Second Lien Guarantors will also be required to be First Lien Guarantors.

(v)The Issuer under the Second Lien Notes.

(vi)Each guarantor under the Second Lien Notes (each, a “Second Lien Guarantor”).

(vii)Each other Person required to be a party to the Intercreditor Agreement from time to time pursuant to the terms of the Intercreditor Agreement, the First Lien Credit Agreement and the Second Lien Notes, including, without limitation, each Hedge Bank and Commodity Hedge Counterparty party to a Permitted Secured Commodity Swap Contract from time to time.

The Borrower, the Issuer, the First Lien Guarantors and the Second Lien Guarantors are hereinafter referred to collectively as the “Loan Parties”.

Any reference to “Collateral Agent” hereunder shall mean the First Lien Collateral Agent and/or the Second Lien Collateral Agent, as the context may require.

Purpose:	To establish the relative rights and privileges of the parties with respect to the Collateral.
First Lien Claimholders:

The agents, issuing banks and lenders under the First Lien Credit Agreement (and any refinancings, substitutions, extensions or replacements thereof) (the “First Lien Lender Parties”), the Hedge Banks under any Secured Hedge Agreement, the Cash Management Banks under any Secured Cash Management Agreement, each Commodity Hedge Counterparty party to a Permitted Secured Counterparty Swap Contract from time to time and the First Lien Collateral Agent.

First Lien Obligations:

All obligations of every nature of each Loan Party from time to time owed to the First Lien Claimholders under the applicable secured documents, whether for principal, interest, breakage costs, fees, expenses, premium (if any), payments of early termination of or ordinary course settlement payments under interest rate protection agreements and commodity hedge agreements, indemnification payments, letter of credit reimbursement obligations, and all guarantees of the foregoing.

Second Lien Claimholders:

The agents, trustees and note holders of the Second Lien Notes (and any refinancings, substitutions, extensions or replacements thereof) (the “Second Lien Noteholders”) and the Second Lien Collateral Agent.

The First Lien Claimholders and the Second Lien Claimholders are the “Secured Parties”.

Second Lien Obligations:

All obligations of every nature of each Loan Party from time to time owed to the Second Lien Claimholders under the applicable secured documents, whether for principal, interest, breakage costs, fees, expenses, premium (if any), indemnification payments, and all guarantees of the foregoing.

Collateral:

The First Lien Obligations and the Second Lien Obligations shall be secured by liens on the same Collateral (other than Excluded Collateral (as defined below)).  No Loan Party shall grant any liens on any asset or property to secure obligations under either Debt Facility unless it has granted a lien on such asset or property to secure the other Debt Facility.  The Collateral will consist of the following, collectively:

(i)the “Collateral” (as such term is defined in the First Lien Credit Agreement) (the “Credit Facility Collateral”); and

(ii)all other existing and future assets and property, and all proceeds thereof, of each Loan Party (other than Excluded Assets (as defined in the Security Agreement referred to in the First Lien Credit Agreement) and real property that is not Material Owned Real Property or Material Leased Real Property (as defined in the First Lien Credit Agreement) (the “Additional Collateral”).

Excluded Collateral:

Notwithstanding anything to the contrary herein, certain accounts (e.g., cash collateral accounts for the benefit of issuing banks) maintained pursuant to the credit documents for the benefit of the First Lien Lender Parties shall solely be for the benefit of the applicable First Lien Lender Parties (“Excluded Collateral”).

Additionally, no First Lien Claimholder or Second Lien Claimholder shall be required to share any amounts received or deemed received by it in respect of any First Lien Obligation or Second Lien Obligation owed to it from separate insurance, credit default swap protection or other protection against loss arranged by such First Lien Claimholder or Second Lien Claimholder (as applicable) for its own account in respect of any such First Lien Obligation or Second Lien Obligation (which amounts shall be for the sole benefit of such First Lien Claimholder or Second Lien Claimholder (as applicable)).

Permitted Liens:	The Secured Parties’ rights with respect to the Collateral shall be subject only to other liens permitted to exist on the Collateral under the First Lien Credit Agreement.
Lien Subordination:

The liens securing the Second Lien Obligations (the “Second Priority Liens”) shall be expressly junior and subordinated in all respects to the liens securing the First Lien Obligations (the “First Priority Liens”), irrespective of the time, order or method of creation, attachment or perfection of such Second Priority Liens or First Priority Liens or any failure, defect or deficiency or alleged failure, defect or deficiency in any of the foregoing.

Limitations on Enforcement:

Until the First Lien Obligations have been paid in full in cash:

(i)  The Second Lien Claimholders shall not (nor shall they instruct the Second Lien Collateral Agent to) exercise or seek to exercise any rights, power or remedies (including setoff) with respect to, or take any action in respect of, any of the Collateral and shall not (nor shall they instruct the Second Lien Collateral Agent to) institute any action or proceeding (whether judicial or non-judicial) with respect to such rights, powers or remedies.

(ii) None of the Second Lien Claimholders will take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Collateral in contravention of the aforementioned lien priority.

(iii)  The Second Lien Claimholders shall recognize the rights of the First Lien Claimholders under the Intercreditor Agreement, including, without limitation, the right of the First Lien Claimholders to vote the claim represented by the Second Lien Obligations to the extent necessary to enforce the Intercreditor Agreement.

At all times prior to the payment in full in cash of the First Lien Obligations, the First Lien Claimholders shall control (as described under the caption “Voting” below) all decisions related to the exercise of remedies in respect of the Collateral (subject to the terms of the First Lien Credit Agreement and the collateral documents entered into to secure the First Lien Obligations (the “First Lien Collateral Documents”) and any amendments and waivers thereunder (subject to customary provisions requiring consent of the First Lien Claimholders and the Second Lien Claimholders)).  The First Lien Collateral Agent shall have the right to initiate a vote of the First Lien Claimholders with respect to the exercise of remedies.

No Secured Party will oppose or otherwise contest any lawful exercise by the First Lien Collateral Agent of the right to credit bid the secured obligations at any sale in foreclosure of the liens granted to the First Lien Collateral Agent, for the benefit of the Secured Parties so long as such bid is approved separately by the requisite First Lien Claimholders.

The terms of the Intercreditor Agreement shall govern even if part or all of the First Lien Obligations or Second Lien Obligations or the liens securing payment and performance thereof are not perfected or are avoided, disallowed, set aside or otherwise invalidated in any judicial proceeding or otherwise.

No Interference:

Each Second Lien Claimholder will agree that:

(i) it will not support, take or cause to be taken any action the purpose or effect of which is, or could be, to make any Second Priority Lien pari passu with, or to give such Second Lien Claimholder any preference or priority relative to, any First Priority Lien with respect to the Collateral subject to such First Priority Lien and Second Priority Lien or any part thereof;

(ii) it will not challenge or question in any proceeding the validity or enforceability of any First Lien Obligations or First Lien Collateral Documents, or the validity, attachment, perfection or priority of any First Priority Lien, or the validity or enforceability of the priorities, rights or duties established by or other provisions of the Intercreditor Agreement;

(iii) it will not support, take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral subject to any Second Priority Lien by any First Lien Claimholder or the First Lien Collateral Agent acting on their behalf;

(iv) it shall have no right to (A) direct any First Lien Claimholder to exercise any right, remedy or power with respect to the Collateral subject to any Second Priority Lien or (B) consent to the exercise by any First Lien Claimholder or the First Lien Collateral Agent acting on their behalf of any right, remedy or power with respect to the Collateral subject to any Second Priority Lien;

(v) it will not institute any suit or assert in any suit or insolvency or liquidation proceeding any claim against any First Lien Claimholder seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and no First Lien Claimholder shall be liable to any Second Lien Claimholder for, any action taken or omitted to be taken by such First Lien Claimholder or the First Lien Collateral Agent acting on their behalf with respect to any Collateral securing such Second Lien Obligations that is subject to any Second Priority Lien;

(vi) it will not seek, and shall waive any right, to have any Collateral subject to any Second Priority Lien or any part thereof marshaled upon any foreclosure or other disposition of such Collateral; and

(vii) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of the Intercreditor Agreement or support, take or cause to be taken any action that could otherwise reasonably be expected to result in an impairment of the First Lien Administrative Agent’s, the First Lien Collateral Agent’s or any of the First Lien Claimholders’ rights or interests under the First Lien Credit Agreement, the First Lien Collateral Documents, and the Intercreditor Agreement.

Voting:

With respect to any remedies proposed to be taken by Secured Parties with respect to the Collateral and all other matters relating to the Collateral or the First Lien Collateral Documents, the First Lien Collateral Agent will take direction from the holders of a majority in amount of all First Lien Obligations then outstanding under the First Lien Credit Agreement.

Except as otherwise provided herein, with respect to the Second Lien Collateral Agent, the Second Lien Collateral Agent will take direction from the holders of a majority of all Second Lien Obligations then outstanding.

Distributions of Collateral:

Following the occurrence of and during the continuation of an Event of Default and delivery of a remedies instruction to apply proceeds of the Collateral in accordance with the cash waterfall provisions below, the proceeds of any application of amounts received in accordance with account control rights exercised by either Collateral Agent (irrespective of whether such control rights have been exercised pursuant to a remedies instruction), liquidation, foreclosure or similar transaction related to the sale of Collateral (other than the Excluded Collateral), and proceeds received in a bankruptcy will be applied in the following order of priority:

(i)First, on a pro rata basis, to pay fees, expenses and indemnities of the First Lien Collateral Agent, the Second Lien Collateral Agent and any administrative agent or issuing bank expenses and fees (other than letter of credit reimbursement obligations) under the First Lien Credit Agreement and Second Lien Notes;

(ii)Second, on a pro rata basis to any First Lien Claimholder which has theretofore advanced or paid any fees to any agent or bank referred to in priority first above, other than any amounts paid under priority first above, an amount equal to the amount thereof so advanced or paid by such First Lien Claimholder and for which such Secured Party has not been previously reimbursed;

(iii)Third, on a pro rata basis to the payment of, without duplication, (a) any interest expense (including fees) then due and payable under the First Lien Credit Facility, any Secured Hedge Agreement, any Secured Cash Management Agreement and any Permitted Secured Commodity Swap Contract and (b) to the extent such expenses are reimbursable in accordance with the terms of the relevant documents, all out-of-pocket expenses (including reasonable legal fees) incurred by any First Lien Claimholder in connection with the enforcement and protection of its rights under such documents to which such First Lien Claimholder is a party or otherwise by reason of the occurrence of a default thereunder;

(iv)Fourth, on a pro rata basis, to the payment of, without duplication, (a) any principal and other amounts then due and payable in respect of the First Lien Credit Facility (including cash collateralization (at 102.5% of the available amount thereof) of all outstanding letters of credit issued thereunder), any Secured Hedge Agreement, any Secured Cash Management Agreement and any Permitted Secured Commodity Swap Contract and (b) any other First Lien Obligations then outstanding (including termination or settlement payments under interest rate protection agreements);

(v)Fifth, on a pro rata basis to the payment of, without duplication, (a) any interest expense then due and payable under the Second Lien Notes (and any refinancings, substitutions, extensions or replacements thereof), and (b) to the extent such expenses are reimbursable in accordance with the terms of the relevant documents, all out-of-pocket expenses (including reasonable legal fees) incurred by any Second Lien Claimholder in connection with the enforcement and protection of its rights under such documents to which such Second Lien Claimholder is a party or otherwise by reason of the occurrence of a default thereunder;

(vi)Sixth, on a pro rata basis, to the payment of, without duplication, (a) any principal and other amounts then due and payable in respect of the Second Lien Notes (and any refinancings, substitutions, extensions or replacements thereof)  and (b) any other Second Lien Obligations then outstanding; and

(vii)Seventh, any remaining proceeds to the applicable Loan Party or as a court of competent jurisdiction may direct.

In addition to the foregoing, any net (x) casualty and condemnation proceeds and (y) asset sale proceeds and extraordinary receipts shall be applied in accordance with the terms of the First Lien Credit Facility.

Turnover Provisions:

Each of the Second Lien Claimholders will agree to hold in trust and promptly turn over to the First Lien Collateral Agent any payments or other distributions received in contravention of the Intercreditor Agreement regardless of their source or form.  For the avoidance of doubt, no mandatory or voluntary prepayments of Second Lien Obligations will be permitted prior to the discharge in full in cash of the First Lien Obligations.

If, for any reason, a Secured Party does not have a valid and perfected lien (either directly or through any applicable Collateral Agent) on any portion of the Collateral, proceeds on such portion received by the other Secured Parties will be paid over to the extent necessary to reflect the distribution provisions above as if all Secured Parties held such a lien.

If any Second Lien Claimholder obtains knowledge of or is notified by the First Lien Collateral Agent that a payment or distribution made to a First Lien Claimholder is rescinded for any reason whatsoever, such Second Lien Claimholder shall promptly pay or remit to the First Lien Collateral Agent any payment or distribution received by it in respect of any Collateral subject to any First Priority Liens securing such First Lien Obligations, and the provisions set forth in the Intercreditor Agreement shall be reinstated as if such payment or distribution had not been made, until the payment and satisfaction in full of the First Lien Obligations.

Restrictions on Amendments:

Without the prior written consent of the First Lien Collateral Agent, no collateral documents entered into to secure the Second Lien Obligations (such collateral documents, the “Second Lien Collateral Documents”) may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Lien Collateral Document, would be prohibited by, or would require any Loan Party to act or refrain from acting in a manner that would violate, any of the terms of the Intercreditor Agreement.

In the event that the First Lien Claimholders or the First Lien Collateral Agent enters into any amendment, waiver or consent in respect of any of the First Lien Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Collateral Document or changing in any manner the rights of the First Lien Collateral Agent, the First Lien Claimholders, the Borrower or any other Loan Party thereunder (including the release of any liens in Collateral to the extent permitted as described below under “Release of Liens”), then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Second Lien Collateral Document without the consent of the Second Lien Collateral Agent or any Second Lien Claimholder and without any action by the Second Lien Collateral Agent, the Borrower or any other Loan Party.

Effective Date Acknowledgments:

On the Effective Date (to be defined as the date of consummation of certain transactions), each of the Secured Parties will recognize the existence and the permissibility of the other Secured Parties and their respective debt and/or lien obligations and rights.

Release of Liens:

The Intercreditor Agreement will provide that in the event the First Lien Collateral Agent releases its lien on and/or sells all or any portion of Collateral that is (a) permitted to be sold or transferred pursuant to the First Lien Credit Agreement, (b) sold in a foreclosure or similar transactions in accordance with the terms of the First Lien Credit Agreement or (c) Excluded Collateral, in each case, the Second Priority Lien on such Collateral shall be automatically released without the consent of any of the Second Lien Claimholders or the Second Lien Collateral Agent being required, such release being made free and clear of all liens of the Secured Parties, and each Second Lien Claimholder shall be deemed to have consented to such release or sale.

In addition, the requirement that a Second Priority Lien attach to, or be perfected with respect to, Collateral shall be waived automatically and without further action so long as the requirement that a First Priority Lien attach to, or be perfected with respect to, such property or assets is waived by the First Lien Collateral Agent.

Refinancings:

The First Lien Credit Facility and the Second Lien Notes may be replaced, refunded or refinanced, in whole or in part, (each, a “Replacement”) without notice to, or the consent of any Secured Party, all without affecting the Lien priorities provided for under the Intercreditor Agreement or the other provisions thereof; provided, however, that the First Lien Administrative Agent and the Second Lien Trustee shall receive on or prior to the incurrence of the Replacement:

(i) an officers’ certificate from the Borrower or Issuer, as applicable, stating that (A) the Replacement is permitted by each applicable collateral document to be incurred (or, if required, any relevant consent has been obtained) and (B) customary legending requirements, if any, have been satisfied, and

(ii)  a “Priority Confirmation Joinder” (to be defined in the Intercreditor Agreement) from the holders or lenders of any indebtedness that replaces the First Lien Credit Facility or the

Second Lien Notes, as the case may be (or an authorized agent, trustee or other representative on their behalf).

Upon the consummation of such Replacement and the satisfaction of certain other requirements, the holders or lenders of the indebtedness incurred pursuant to such Replacement and any authorized agent, trustee or other representative thereof will be entitled to the benefits of the Intercreditor Agreement.

Bankruptcy or Insolvency/Liquidation:

In the event of an insolvency or liquidation proceeding of a Loan Party, whether voluntary or involuntary, if the First Lien Administrative Agent or the First Lien Collateral Agent shall desire to permit the use of cash collateral or to permit such Loan Party to obtain debtor-in-possession financing (a “DIP Financing”), then the Second Lien Claimholders will agree that they will raise no objection to such use of cash collateral (or any grant of administrative expense priority under the Bankruptcy Code) or DIP Financing and will not request adequate protection or any other relief in connection therewith.  The Second Lien Claimholders will subordinate their respective liens in the Collateral to the liens securing such DIP Financing to the extent the liens securing the First Lien Obligations are subordinated or are pari passu with such DIP Financing.  The Second Lien Claimholders agree that they shall not be entitled to provide any DIP Financing unless the First Lien Claimholders have elected not to provide such DIP Financing.

Adequate Protection:

No Second Lien Claimholder will file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Collateral under the Second Priority Liens, nor will it object to or contest (i) any request by the First Lien Collateral Agent or First Lien Claimholders for adequate protection or (ii) any objection by the First Lien Collateral Agent or First Lien Claimholders to any motion, relief, action or proceeding based on the First Lien Claimholders claiming a lack of adequate protection, except that the Second Lien Claimholders may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the discharge of the First Lien Obligations.

Automatic Stay Relief

The Second Lien Claimholders will not oppose or otherwise contest any motion for relief from the automatic stay made by the First Lien Administrative Agent, the First Lien Collateral Agent or the First Lien Claimholders.

No Objection:

No Second Lien Claimholder will object to or oppose a sale or other disposition of any Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the First Lien Claimholders shall have consented to such sale or disposition of such Collateral and all First Priority Liens and Second Priority Liens will attach to the proceeds of the sale.

Waiver of Claims:

Each of the Second Lien Claimholders will waive any claim such Second Lien Claimholders may have against the First Lien Administrative Agent, the First Lien Collateral Agent or any other First Lien Claimholders (or their representatives) arising out of any election by the First Lien Administrative Agent, First Lien Collateral Agent or any First Lien Claimholders, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code.

Plan support:

Without the consent of the First Lien Claimholders, the Second Lien Claimholders will not propose or support any plan that does not contemplate payment of the First Lien Obligations in full in cash or is otherwise inconsistent with the Intercreditor Agreement.

Separate grants:

Each of the First Lien Claimholders and the Second Lien Claimholders will agree that (a) the grants of liens under the First Lien Collateral Documents and the Second Lien Collateral Documents are separate and distinct grants and (b) First Lien Obligations and Second Lien Obligations must be separately classified in any bankruptcy.

Rights As Unsecured Creditors:	The First Lien Claimholders may exercise rights and remedies as unsecured creditors against any of the Loan Parties.
Insurance:

The First Lien Collateral Agent shall have the sole right (subject to the Borrower’s rights under the First Lien Credit Agreement, and the other documents relating thereto) to adjust and settle insurance claims with respect to the Collateral and approve awards granted with respect to the Collateral in any condemnation or similar proceeding.

Purchase Right:

If an Event of Default under and as defined in the First Lien Credit Agreement has occurred and is continuing and the amount of any claim or claims in respect of any First Lien Obligations has been determined, the Second Lien Claimholders will be permitted within an agreed exercise period to purchase the entire amount of such claim or claims at par plus any accrued interest (and payment of any outstanding fees and expenses) from such First Lien Claimholders during a call period to be agreed.

Interpretation:

For the avoidance of doubt, any determinations as to whether a First Lien Obligation has been paid in full in cash hereunder shall be made without taking into account any limitations on such obligations imposed by the United States Bankruptcy Code or other applicable insolvency law.

Governing Law; Jurisdiction:	The State of New York.

EXHIBIT C

Form of Joinder

The undersigned hereby acknowledges that it has reviewed and understands the Transaction Support Agreement, dated as of  April 18, 2016 (as amended, supplemented or otherwise modified from time to time, the “Agreement”)1 by and among by and among Foresight Energy LLC, a Delaware limited liability company (“Foresight Energy”), certain subsidiaries of Foresight Energy, and Foresight Energy LP (collectively, the “Partnership”) and the undersigned Lenders (as defined therein, and together with their permitted successors and assigns, each a “Consenting Lenders” and, collectively, the “Consenting Lenders”), and agrees to be bound as a Consenting Lender by the terms and conditions thereof binding on the Consenting Lenders for as long as the Agreement is in place.

The undersigned hereby makes the representations and warranties of the Consenting Lender set forth in Section 3(a) of the Agreement to each other Party, effective as of the date hereof.

This joinder agreement shall be governed by the governing law set forth in the Transaction Support Agreement.

Date:  _________________, 2016

[Consenting Lender]

By:_________________________________

Name:

Title:

Debt held (in principal face value) under the Credit Agreement:  $

Attention:

Fax:

Email:

[1]	Defined terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.